Exhibit 99.1

Imperial Oil Limited 237 — 4th Avenue S.W. Calgary, AB T2P 0H6	News Release
Imperial Oil announces 2007 financial and operating results
Calgary, January 31, 2008 — Imperial Oil today announced net income for 2007 of $3,188 million (or $3.41 per share). This was the highest net income in the company’s history, surpassing the previous record of $3,044 million (or $3.11 a share) in 2006. Fourth quarter earnings were $886 million, (or $0.96 a share) in 2007, compared with $794 million (or $0.83 a share) in the fourth quarter of 2006.
For the full year 2007, earnings increased primarily due to higher crude oil commodity prices, stronger industry refining and marketing margins, favourable refinery operations and higher Syncrude volumes. Gains from asset divestments were also higher in 2007. These factors were partially offset by lower expected conventional resources volumes; the negative impact of a stronger Canadian dollar; higher exploration and share-based compensation expenses; and higher tax expense.
Total operating revenues were $6,697 million in the fourth quarter of 2007 and $25,069 million for the year, versus $5,503 million and $24,505 million in the corresponding periods of 2006. Capital and exploration expenditures were $317 million in the fourth quarter and $978 million for the year, compared with $341 million and $1,209 million respectively in 2006. In 2007, Imperial repurchased more than 50.5 million shares for $2,358 million. The company’s balance of cash and marketable securities at the end of 2007 was $1,208 million, versus $2,158 million at the end of 2006.
“Overall, improving operations, a strong price environment and record production at both Cold Lake and Syncrude contributed to record earnings and shareholder returns that well exceeded the energy equity index” said Tim Hearn, the company’s chairman and chief executive officer. “Furthermore, progress was made on a number of fronts during the year: the balance sheet was strengthened, and long-term investment opportunities were advanced, including regulatory approval for the proposed Kearl Oil Sands project and the addition of major acreage positions” Hearn added.
Imperial Oil is one of Canada’s largest corporations and a leading member of the country’s petroleum industry. It is one of Canada’s largest producers of crude oil and natural gas, is the country’s largest petroleum refiner, and has a leading market share in petroleum products sold through a coast-to-coast supply network that includes close to 2,000 service stations.
For further information:

Investor relations	Media relations
Dee Brandes	Richard O’Farrell
(403) 237-4537	(403) 237-2710

2007 Highlights/Items of interest
Improved safety performance
Contractor safety performance improved during the year, resulting in near best-ever levels, and employee safety was solid.
Record production at Cold Lake
Production at Cold Lake, the company’s wholly-owned in situ oil sands project, averaged a record 154 thousand barrels a day during the year, and set new daily, weekly and monthly production records in October. Higher production was due to the cyclic nature of production at Cold Lake and increased volumes from the ongoing development drilling program.
Record production at Syncrude
Imperial’s share of production at Syncrude averaged a record 76 thousand barrels a day in 2007. Higher production was achieved through higher utilization of expansion capacity. The Syncrude oil sands joint venture is 25-percent owned by Imperial.
First commercial application of LASER started up at Cold Lake
Commercial application of liquid addition to steam for enhanced recovery (LASER) commenced at Cold Lake after extensive field testing. The Imperial-patented technology increases the amount of recoverable resource for late cycle portions of the field. The application of LASER will follow a disciplined, phased development, allowing the company to continue to incorporate learnings and best technologies on a continuous basis.
Kearl oil sands project
In February, a joint review panel of the Alberta Energy and Utilities Board and the federal government granted conditional approval of the Kearl oil sands project. Imperial would hold about a 70-percent interest in the proposed project and would act as operator in a joint venture with ExxonMobil Canada.
Exploration parcel acquired in Beaufort Sea
In July, Imperial, along with co-venturer ExxonMobil Canada, successfully acquired exploration rights for a more than 500 thousand acre parcel in the Beaufort Sea. The company’s 50-percent share of the proposed exploration spending would be about $293 million, with a minimum commitment of about $73 million. This parcel is a major addition to Imperial’s undeveloped acreage position. Although the Arctic remains a high-potential, technology-intensive frontier area, this presents a potential opportunity to add to the company’s resource base in the Beaufort Sea and is consistent with its continued interest in energy development for Canada.

IMPERIAL OIL LIMITED

FINANCIAL HIGHLIGHTS (unaudited)

			Twelve months
	Fourth quarter		to December 31
	2007	2006	2007	2006

Net income (U.S. GAAP, millions of dollars)
Natural resources	739	608	2,369	2,376
Petroleum products	218	214	921	624
Chemicals	23	35	97	143
Corporate and other	(94)	(63)	(199)	(99)

Net income (U.S. GAAP)	886	794	3,188	3,044

Cash flow from operating activities	1,212	1,059	3,626	3,587
Capital and exploration expenditures	317	341	978	1,209

Per-share information (dollars)
Net income — basic	0.97	0.83	3.43	3.12
Net income — diluted	0.96	0.83	3.41	3.11
Dividends	0.09	0.08	0.35	0.32

Share prices — close at December 31
Toronto Stock Exchange (Canadian dollars)			54.62	42.93
American Stock Exchange (U.S. dollars)			54.78	36.83

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OPERATING RESULTS
The company’s net income for the fourth quarter of 2007 was $886 million or $0.96 a share on a diluted basis, compared with $794 million or $0.83 a share for the same period last year. Net income for the full year 2007 at $3,188 million or $3.41 a share on a diluted basis was the best on record, exceeding the previous record achieved in 2006 of $3,044 million or $3.11 a share.
Earnings in the fourth quarter were higher than the same period in 2006 primarily due to higher crude oil commodity prices. Earnings were also higher due to the combined impacts of stronger industry refining and marketing margins and favourable refinery operations and inventory effects. Partially offsetting these positive factors were the negative impacts of a stronger Canadian dollar, lower natural gas, conventional crude oil and natural gas liquids (NGL) volumes, higher tax expense, higher upstream operating expenses and lower gains from asset divestments.
For the full year 2007, earnings increased primarily due to higher crude oil commodity prices, stronger industry refining and marketing margins, favourable refinery operations and higher Syncrude volumes. Gains from asset divestments were also higher in 2007. These factors were partially offset by lower expected conventional resources volumes, the negative impact of a stronger Canadian dollar, higher exploration and share-based compensation expenses and higher tax expense.

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IMPERIAL OIL LIMITED

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (continued .....)

Natural resources
Net income from natural resources in the fourth quarter was $739 million, $131 million higher than the same period in 2006. Increased earnings were primarily due to higher crude oil commodity prices totaling about $335 million. Improved realizations were partially offset by the negative impacts of a stronger Canadian dollar of about $110 million and lower natural gas, conventional crude oil and NGL volumes of about $100 million. The positive impact of lower tax rates on earnings of about $70 million was mostly offset by higher production expenses of about $30 million and lower gains from asset divestment of about $30 million.
Net income for the year was $2,369 million versus $2,376 million in 2006. Earnings benefited from higher crude oil commodity prices totaling about $325 million and higher Syncrude volumes of about $125 million. Higher gains from asset divestment of about $65 million also contributed to higher earnings. Offsetting these positive factors were lower natural gas, conventional crude oil, and NGL volumes totaling about $285 million, the negative impact of a stronger Canadian dollar of about $175 million and higher exploration and other operating expenses of about $75 million.
In U.S. dollars, both Brent crude oil prices and average Cold Lake heavy oil realizations were higher in the fourth quarter and for the year compared with the same periods last year. However, the effect of a stronger Canadian dollar limited improvements in the company’s average realizations for conventional crude oil to 34 percent in the fourth quarter and five percent in 2007. Also mainly because of a stronger Canadian dollar, the company’s average realizations for Cold Lake heavy oil were limited to about five percent higher in the fourth quarter and were lower by about two percent for the year.
The company’s average realizations for natural gas averaged $6.33 a thousand cubic feet in the fourth quarter, down from $6.68 in the same quarter last year. For the full year, realizations for natural gas averaged $6.95 a thousand cubic feet in 2007, down from $7.24 in 2006.
Total gross production of crude oil and NGLs in the fourth quarter was 279 thousand barrels a day, versus 267 thousand barrels in the fourth quarter of 2006. For the year, total gross production of crude oil and NGLs averaged 275 thousand barrels a day, compared with 272 thousand barrels in 2006.
Gross production of Cold Lake heavy oil averaged 158 thousand barrels a day during the fourth quarter, versus 142 thousand barrels in the same quarter last year. For the year, gross production was 154 thousand barrels a day, compared with 152 thousand barrels in 2006. Higher production in 2007 was due to the cyclic nature of production at Cold Lake and increased volumes from the ongoing development drilling program.
The company’s share of Syncrude’s gross production was 78 thousand barrels a day in the fourth quarter compared with 76 thousand barrels during the same period a year ago. During 2007, the company’s share of gross production from Syncrude averaged 76 thousand barrels a day, up from 65 thousand barrels in 2006 with increased volumes from the Stage 3 upgrader expansion.

2

IMPERIAL OIL LIMITED

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (continued .....)

In the fourth quarter, gross production of conventional crude oil averaged 29 thousand barrels a day, unchanged from the same period in 2006. For the full year, gross production of conventional crude oil averaged 29 thousand barrels a day, compared with 31 thousand barrels in 2006. Natural reservoir decline in the Western Canadian Basin and the impact of divested producing properties were the main reasons for the reduced production.
Gross production of NGLs available for sale was 14 thousand barrels a day in the fourth quarter, down from 20 thousand barrels in the same quarter last year. During 2007, gross production of NGLs available for sale decreased to 16 thousand barrels a day, from 24 thousand barrels in 2006, mainly due to the declining NGL content of Wizard Lake gas production.
Gross production of natural gas during the fourth quarter of 2007 decreased to 386 million cubic feet a day from 529 million cubic feet in the same period last year. In the year, gross production was 458 million cubic feet a day, down from 556 million in 2006. The lower production volume was primarily due to decline, as expected, in production from the gas cap at Wizard Lake.
Petroleum products
Net income from petroleum products was $218 million in the fourth quarter of 2007, compared with $214 million in the same period a year ago. Earnings benefited from stronger industry refining and marketing margins totaling about $60 million and favourable refinery operations and inventory effects of about $45 million. These positive factors were mostly offset by the absence of favourable tax effects of about $70 million and the negative impact of a stronger Canadian dollar of about $40 million.
Full year net income was a record $921 million, $297 million higher than 2006. Increased earnings were primarily due to improved refinery operations including lower refinery maintenance and project activities which contributed about $205 million, and stronger industry refining and marketing margins totaling about $190 million. These positive factors were partially offset by the negative impact of a stronger Canadian dollar of about $60 million and the absence of favourable tax effects of about $40 million.
Chemicals
Net income from chemicals was $23 million in the fourth quarter, compared with $35 million in the same period last year. Lower earnings were primarily due to lower industry margins for polyethylene, intermediate and other chemical products partially offset by the positive impact of lower tax rates. Full year net income was $97 million, compared with $143 million in 2006. Lower earnings were primarily due to lower industry margins for polyethylene products partially offset by the positive impact of lower tax rates. A stronger Canadian dollar also negatively impacted earnings in the fourth quarter and the full year of 2007.
Corporate and other
Net income from corporate and other was negative $94 million in the fourth quarter, compared with negative $63 million in the same period of 2006. Unfavourable earnings effects were primarily due to the impact of tax rate changes. Full year net income was negative $199 million, versus negative $99 million last year. Unfavourable earnings effects were primarily due to higher share-based compensation charges and the impact of tax rate changes.

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IMPERIAL OIL LIMITED

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (continued .....)

LIQUIDITY AND CAPITAL RESOURCES
Cash flow from operating activities was $1,212 million during the fourth quarter of 2007, an increase of $153 million from the same period last year. Higher cash flow in the quarter was primarily driven by higher net income, the favourable impact of the timing of income tax payments and the net effects of higher commodity prices on working capital balances. Cash flow from operating activities was $3,626 million in 2007, compared with $3,587 in 2006. Higher cash flow in 2007 was primarily due to higher net income. Unfavourable impact of the timing of income tax payments was largely offset by the net effects of higher commodity prices on working capital balances.
Capital and exploration expenditures were $317 million in the fourth quarter, compared with $341 million during the same quarter of 2006, and $978 million in 2007, versus $1,209 million a year ago. Lower expenditures were primarily due to the completion of the Stage 3 upgrader expansion project at Syncrude and also the completion of the project to produce ultra-low sulphur diesel. In 2007, for the natural resources segment, capital and exploration expenditures included ongoing development drilling at Cold Lake to maintain and expand production capacity, drilling at conventional fields in Western Canada and advancing the Mackenzie gas and Kearl oil sands projects. The petroleum products segment’s capital expenditures were mainly on projects to improve operating efficiency and upgrade the network of Esso retail outlets.
In the fourth quarter of 2007, the company retired the entire $818 million of long-term loans from an affiliated company of Exxon Mobil Corporation.
During the fourth quarter of 2007, the company repurchased about 11.1 million shares for $567 million. Under the current share repurchase program, which began on June 25, 2007, the company has purchased about 25 million shares, and can purchase about another 21 million shares before June 24, 2008 when the current program expires.
Cash dividends of $319 million were paid in 2007. This compared with dividends of $315 million in 2006. Per-share dividends declared in 2007 totaled $0.35, up from $0.32 in 2006.
The above factors led to a decrease in the company’s balance of cash and marketable securities to $1,208 million at December 31, 2007, from $2,158 million at the end of 2006.

This report may contain forward-looking information. Actual results could differ materially due to market conditions, changes in law or government policy, changes in operating conditions and costs, changes in project schedules, operating performance, demand for oil and gas, commercial negotiations or other technical and economic factors.

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IMPERIAL OIL LIMITED

CONSOLIDATED STATEMENT OF INCOME
(U.S. GAAP, unaudited)

			Twelve months
	Fourth quarter		to December 31
millions of Canadian dollars	2007	2006	2007	2006

REVENUES AND OTHER INCOME
Operating revenues (a)(b)	6,697	5,503	25,069	24,505
Investment and other income (4)	43	128	374	283

TOTAL REVENUES AND OTHER INCOME	6,740	5,631	25,443	24,788

EXPENSES
Exploration	16	14	106	32
Purchases of crude oil and products (c)	3,884	2,959	14,026	13,793
Production and manufacturing (5)(d)	894	827	3,474	3,446
Selling and general (5)	366	393	1,335	1,284
Federal excise tax (a)	335	320	1,307	1,274
Depreciation and depletion	188	204	780	831
Financing costs (6)(e)	3	18	36	28

TOTAL EXPENSES	5,686	4,735	21,064	20,688

INCOME BEFORE INCOME TAXES	1,054	896	4,379	4,100
INCOME TAXES	168	102	1,191	1,056

NET INCOME (3)	886	794	3,188	3,044

NET INCOME PER COMMON SHARE — BASIC (dollars) (9)	0.97	0.83	3.43	3.12
NET INCOME PER COMMON SHARE — DILUTED (dollars) (9)	0.96	0.83	3.41	3.11
DIVIDENDS PER COMMON SHARE (dollars) (9)	0.09	0.08	0.35	0.32

(a) Federal excise tax included in operating revenues	335	320	1,307	1,274
(b) Amounts from related parties included in operating revenues	495	306	1,772	1,955
(c) Amounts to related parties included in purchases of crude oil and products	974	956	3,331	3,937
(d) Amounts to related parties included in production and manufacturing expenses	48	47	194	156
(e) Amounts to related parties included in financing costs	6	9	32	33
The notes to the financial statements are an integral part of these financial statements.

IMPERIAL OIL LIMITED

CONSOLIDATED STATEMENT OF CASH FLOWS

(U.S. GAAP, unaudited)			Twelve months
inflow/(outflow)	Fourth quarter		to December 31
millions of Canadian dollars	2007	2006	2007	2006

OPERATING ACTIVITIES
Net income	886	794	3,188	3,044
Adjustment for non-cash items:
Depreciation and depletion	188	204	780	831
(Gain)/loss on asset sales, after income tax (4)	(4)	(35)	(156)	(96)
Deferred income taxes and other	(23)	237	16	254
Changes in operating assets and liabilities:
Accounts receivable	(6)	(89)	(261)	203
Inventories and prepaids	262	166	13	(97)
Income taxes payable	148	(214)	(77)	(225)
Accounts payable	(150)	11	250	(86)
All other items — net (a)	(89)	(15)	(127)	(241)

CASH FROM (USED IN) OPERATING ACTIVITIES	1,212	1,059	3,626	3,587

INVESTING ACTIVITIES
Additions to property, plant and equipment and intangibles	(301)	(327)	(899)	(1,177)
Proceeds from asset sales	11	58	279	212

CASH FROM (USED IN) INVESTING ACTIVITIES	(290)	(269)	(620)	(965)

FINANCING ACTIVITIES
Short-term debt — net	(469)	—	(65)	72
Repayment of long-term debt	(820)	(2)	(1,726)	(74)
Long-term debt issued	—	—	500	—
Issuance of common shares under stock option plan	2	3	12	10
Common shares purchased (9)	(567)	(413)	(2,358)	(1,818)
Dividends paid	(83)	(77)	(319)	(315)

CASH FROM (USED IN) FINANCING ACTIVITIES	(1,937)	(489)	(3,956)	(2,125)

INCREASE (DECREASE) IN CASH	(1,015)	301	(950)	497
CASH AT BEGINNING OF PERIOD	2,223	1,857	2,158	1,661

CASH AT END OF PERIOD	1,208	2,158	1,208	2,158

(a) Includes contribution to registered pension plans	(5)	(26)	(163)	(395)
The notes to the financial statements are an integral part of these financial statements.

IMPERIAL OIL LIMITED

CONSOLIDATED BALANCE SHEET
(U.S. GAAP, unaudited)

	As at	As at
	Dec.31	Dec.31
millions of Canadian dollars	2007	2006

ASSETS
Current assets
Cash	1,208	2,158
Accounts receivable,
less estimated doubtful accounts	2,132	1,871
Inventories of crude oil and products	566	556
Materials, supplies and prepaid expenses	128	151
Deferred income tax assets	660	573

Total current assets	4,694	5,309

Long-term receivables, investments and other long-term assets	766	104

Property, plant and equipment,	22,962	22,478
less accumulated depreciation and depletion	12,401	12,021

Property, plant and equipment, net	10,561	10,457

Goodwill	204	204
Other intangible assets, net	62	67

TOTAL ASSETS	16,287	16,141

LIABILITIES
Current liabilities
Short-term debt	105	171
Accounts payable and accrued liabilities (8)(a)	3,335	3,080
Income taxes payable	1,498	1,190
Current portion of long-term debt (7)(b)	3	907

Total current liabilities	4,941	5,348

Long-term debt (7)(c)	38	359
Other long-term obligations (8)	1,914	1,683
Deferred income tax liabilities	1,471	1,345

TOTAL LIABILITIES	8,364	8,735

SHAREHOLDERS’ EQUITY
Common shares at stated value (9)(d)	1,600	1,677
Earnings reinvested (10)	7,071	6,462
Accumulated other comprehensive income (11)	(748)	(733)

TOTAL SHAREHOLDERS’ EQUITY	7,923	7,406

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	16,287	16,141

(a)	Accounts payable and accrued liabilities include amounts to related parties of $260 million (2006 — $151 million).

(b)	Current portion of long-term debt includes amounts to related parties of nil (2006 — $500 million).

(c)	Long-term debt includes amounts to related parties of nil (2006 — $318 million).

(d)	Number of common shares outstanding was 903 million (2006 — 953 million).
The notes to the financial statements are an integral part of these financial statements.

Approved by the directors January 31, 2008

/s/ T.J. Hearn	/s/ P.A. Smith
Chairman and	Senior vice-president,
chief executive officer	finance and administration

IMPERIAL OIL LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (unaudited)

1. Basis of financial statement presentation
These unaudited consolidated financial statements have been prepared in accordance with generally accepted accounting principles of the United States of America and follow the same accounting policies and methods of computation as, and should be read in conjunction with, the most recent annual consolidated financial statements. In the opinion of the management, the information furnished herein reflects all known accruals and adjustments necessary for a fair presentation of the financial position of the company as at December 31, 2007, and December 31, 2006, and the results of operations and changes in cash flows for the twelve months ending December 31, 2007 and 2006. All such adjustments are of a normal recurring nature. The company’s exploration and production activities are accounted for under the “successful efforts” method. Certain reclassifications to the prior year have been made to conform to the 2007 presentation.
All amounts are in Canadian dollars unless otherwise indicated.
2. Accounting change for uncertainty in income taxes
Effective January 1, 2007, the company adopted the Financial Accounting Standards Board (FASB) Interpretation No. 48 (FIN 48), “Accounting for Uncertainty in Income Taxes”. FIN 48 is an interpretation of FASB Statement No. 109, “Accounting for Income Taxes” and prescribes a comprehensive model for recognizing, measuring, presenting and disclosing in the financial statements uncertain tax positions that the company has taken or expects to take in its income tax returns. Upon the adoption of FIN 48, the company recognized a transition gain of $14 million in shareholders’ equity. The gain reflected the recognition of several refund claims with associated interest, partly offset by increased income tax reserves.
The total amount of unrecognized income tax benefits at January 1, 2007, was $142 million. The company’s effective tax rate will be reduced if any of these tax benefits are subsequently recognized. The unrecognized tax benefits described above will not be included in the company’s annual Form 10-K contractual obligations table because the company does not expect that there will be any cash impact from the final settlements as sufficient general funds have been deposited with the Canada Revenue Agency (CRA).
The company’s tax filings from 2003 to 2006 are subject to examination by the tax authorities. The CRA has proposed certain adjustments to the company’s filings for several years in the period 1987 to 2002. Management is currently evaluating those proposed adjustments. Management believes that a number of outstanding matters before 2002 are expected to be resolved in 2008. The impact on unrecognized tax benefits and associated earnings effects, if any, from these matters are not expected to be material.
The company classifies interest on income tax related balances as interest expense or interest income and classifies tax related penalties as operating expense.

IMPERIAL OIL LIMITED

3. Business Segments

	Natural		Petroleum
Fourth quarter	Resources		Products		Chemicals
millions of dollars	2007	2006	2007	2006	2007	2006

REVENUES AND OTHER INCOME
External sales (a)	1,162	1,035	5,214	4,160	321	308
Intersegment sales	1,169	895	696	480	88	90
Investment and other income	8	46	14	61	—	—

	2,339	1,976	5,924	4,701	409	398

EXPENSES
Exploration (b)	16	14	—	—	—	—
Purchases of crude oil and products	872	640	4,648	3,500	317	283
Production and manufacturing	542	496	307	290	45	42
Selling and general	2	3	259	267	17	18
Federal excise tax	—	—	335	320	—	—
Depreciation and depletion	120	141	64	61	3	2
Financing costs	1	2	—	8	—	—

TOTAL EXPENSES	1,553	1,296	5,613	4,446	382	345

INCOME BEFORE INCOME TAXES	786	680	311	255	27	53
INCOME TAXES	47	72	93	41	4	18

NET INCOME	739	608	218	214	23	35

Export sales to the United States	501	396	220	144	192	185
Cash flows from (used in) operating activities	709	972	495	60	108	61
CAPEX (b)	249	243	54	83	3	4

	Corporate
Fourth quarter	and Other		Eliminations		Consolidated
millions of dollars	2007	2006	2007	2006	2007	2006

REVENUES AND OTHER INCOME
External sales (a)	—	—	—	—	6,697	5,503
Intersegment sales	—	—	(1,953)	(1,465)	—	—
Investment and other income	21	21	—	—	43	128

	21	21	(1,953)	(1,465)	6,740	5,631

EXPENSES
Exploration (b)	—	—	—	—	16	14
Purchases of crude oil and products	—	—	(1,953)	(1,464)	3,884	2,959
Production and manufacturing	—	—	—	(1)	894	827
Selling and general	88	105	—	—	366	393
Federal excise tax	—	—	—	—	335	320
Depreciation and depletion	1	—	—	—	188	204
Financing costs	2	8	—	—	3	18

TOTAL EXPENSES	91	113	(1,953)	(1,465)	5,686	4,735

INCOME BEFORE INCOME TAXES	(70)	(92)	—	—	1,054	896
INCOME TAXES	24	(29)	—	—	168	102

NET INCOME	(94)	(63)	—	—	886	794

Export sales to the United States	—	—	—	—	913	725
Cash flows from (used in) operating activities	(100)	(34)	—	—	1,212	1,059
CAPEX (b)	11	11	—	—	317	341

(a)	Includes crude oil sales made by Products in order to optimize refining operations.

(b)	Capital and exploration expenditures (CAPEX) include exploration expenses, additions to property, plant, equipment and intangibles and additions to capital leases.

IMPERIAL OIL LIMITED

	Natural		Petroleum
Twelve months to December 31	Resources		Products		Chemicals
millions of dollars	2007	2006	2007	2006	2007	2006

REVENUES AND OTHER INCOME
External sales (a)	4,539	4,619	19,230	18,527	1,300	1,359
Intersegment sales	4,146	3,837	2,305	2,256	335	345
Investment and other income	233	111	52	105	—	—

	8,918	8,567	21,587	20,888	1,635	1,704

EXPENSES
Exploration (b)	106	32	—	—	—	—
Purchases of crude oil and products	3,113	2,841	16,469	16,178	1,230	1,209
Production and manufacturing	2,057	1,994	1,232	1,266	185	189
Selling and general	8	13	987	1,018	71	76
Federal excise tax	—	—	1,307	1,274	—	—
Depreciation and depletion	519	584	244	233	12	11
Financing costs	4	2	1	6	—	—

TOTAL EXPENSES	5,807	5,466	20,240	19,975	1,498	1,485

INCOME BEFORE INCOME TAXES	3,111	3,101	1,347	913	137	219
INCOME TAXES	742	725	426	289	40	76

NET INCOME	2,369	2,376	921	624	97	143

Export sales to the United States	2,013	1,936	922	869	768	793
Cash flows from (used in) operating activities	2,411	3,024	1,151	507	109	161
CAPEX (b)	744	787	187	361	11	13
Total assets as at December 31	8,171	7,513	6,727	6,450	476	504
Capital employed as at December 31	4,436	4,080	3,228	3,285	219	241

	Corporate
Twelve months to December 31	and Other		Eliminations		Consolidated
millions of dollars	2007	2006	2007	2006	2007	2006

REVENUES AND OTHER INCOME
External sales (a)	—	—	—	—	25,069	24,505
Intersegment sales	—	—	(6,786)	(6,438)	—	—
Investment and other income	89	67	—	—	374	283

	89	67	(6,786)	(6,438)	25,443	24,788

EXPENSES
Exploration (b)	—	—	—	—	106	32
Purchases of crude oil and products	—	—	(6,786)	(6,435)	14,026	13,793
Production and manufacturing	—	—	—	(3)	3,474	3,446
Selling and general	269	177	—	—	1,335	1,284
Federal excise tax	—	—	—	—	1,307	1,274
Depreciation and depletion	5	3	—	—	780	831
Financing costs	31	20	—	—	36	28

TOTAL EXPENSES	305	200	(6,786)	(6,438)	21,064	20,688

INCOME BEFORE INCOME TAXES	(216)	(133)	—	—	4,379	4,100
INCOME TAXES	(17)	(34)	—	—	1,191	1,056

NET INCOME	(199)	(99)	—	—	3,188	3,044

Export sales to the United States	—	—	—	—	3,703	3,598
Cash flows from (used in) operating activities	(45)	(105)	—	—	3,626	3,587
CAPEX (b)	36	48	—	—	978	1,209
Total assets as at December 31	1,251	2,145	(338)	(471)	16,287	16,141
Capital employed as at December 31	236	1,292	—	—	8,119	8,898

(a)	Includes crude oil sales made by Products in order to optimize refining operations.

(b)	Capital and exploration expenditures (CAPEX) include exploration expenses, additions to property, plant, equipment and intangibles and additions to capital leases.

IMPERIAL OIL LIMITED

4. Investment and other income
Investment and other income includes gains and losses on asset sales as follows:

			Twelve months
	Fourth quarter		to December 31
millions of dollars	2007	2006	2007	2006

Proceeds from asset sales	11	58	279	212
Book value of assets sold	7	9	64	78

Gain/(loss) on asset sales, before tax (a)	4	49	215	134

Gain/(loss) on asset sales, after tax (a)	4	35	156	96

(a)	2007 included a gain of $200 million ($142 million, after tax) from the sale of the company’s interests in a natural gas producing property in British Columbia and in the Willesden Green producing property.
5. Employee retirement benefits
The components of net benefit cost included in production and manufacturing and selling and general expenses in the consolidated statement of income are as follows:

			Twelve months
	Fourth quarter		to December 31
millions of dollars	2007	2006	2007	2006

Pension benefits:
Current service cost	25	25	100	100
Interest cost	61	59	246	238
Expected return on plan assets	(82)	(74)	(329)	(299)
Amortization of prior service cost	5	5	20	20
Recognized actuarial loss	19	28	76	114

Net benefit cost	28	43	113	173

Other post-retirement benefits:
Current service cost	2	2	6	8
Interest cost	6	5	23	23
Recognized actuarial loss	1	2	6	8

Net benefit cost	9	9	35	39

6. Financing costs

			Twelve months
	Fourth quarter		to December 31
millions of dollars	2007	2006	2007	2006

Debt related interest	11	17	62	63
Capitalized interest	(11)	(11)	(36)	(48)

Net interest expense	—	6	26	15
Other interest	3	12	10	13

Total financing costs	3	18	36	28

7. Long-term debt

	As at	As at
	Dec.31	Dec.31
millions of dollars	2007	2006

Long-term debt (a)(b)	—	318
Capital leases	38	41

Total long-term debt (c)	38	359

(a)	At 2006 year-end, the company had $818 million long-term variable-rate loans from an affiliated company of Exxon Mobil Corporation at interest equivalent to Canadian market rates. $500 million of these long-term loans were due in 2007 and included in current liabilities and $318 million was due on January 19, 2008 and included as long-term debt at 2006 year-end.

(b)	In the second and third quarter of 2007, two variable-rate loans totaling $500 million matured and were replaced with two long-term variable-rate loans totaling $500 million from an affiliated company of Exxon Mobil Corporation at interest equivalent to Canadian market rates. Both loans were due in 2009. In the fourth quarter of 2007, the company retired the entire $818 million long-term loans.

(c)	These amounts exclude that portion of long-term debt, totaling $3 million (2006 — $907 million), which matures within one year and is included in current liabilities.

IMPERIAL OIL LIMITED

8. Other long-term obligations

	As at	As at
	Dec.31	Dec.31
millions of dollars	2007	2006

Employee retirement benefits (a)	954	1,017
Asset retirement obligations and other environmental liabilities (b)	522	438
Other obligations	438	228

Total other long-term obligations	1,914	1,683

(a)	Total recorded employee retirement benefits obligations also include $59 million in current liabilities (December 31, 2006 — $51 million).

(b)	Total asset retirement obligations and other environmental liabilities also include $74 million in current liabilities (December 31, 2006 — $97 million).
9. Common shares

	As at	As at
	Dec.31	Dec.31
thousands of shares	2007	2006

Authorized	1,100,000	1,100,000
Common shares outstanding	903,263	952,988
From 1995 through 2006, the company purchased shares under twelve 12-month normal course issuer bid share repurchase programs, as well as an auction tender. On June 25, 2007, another 12-month normal course issuer bid program was implemented with an allowable purchase of about 46.5 million shares (five percent of the total on June 22, 2007), less any shares purchased by the employee savings plan and company pension fund. The results of these activities are as shown below:

	millions of
Year	Shares	Dollars

1995 — 2005	750.1	8,635

2006 — Fourth quarter	9.9	413
— Full year	45.5	1,818

2007 — Fourth quarter	11.1	567
— Full year	50.5	2,358

Cumulative purchases to date	846.1	12,811
Exxon Mobil Corporation’s participation in the above share repurchase maintained its ownership interest in Imperial at 69.6 percent.
The excess of the purchase cost over the stated value of shares purchased has been recorded as a distribution of earnings reinvested.

IMPERIAL OIL LIMITED

The following table provides the calculation of net income per common share:

			Twelve months
	Fourth quarter		to December 31
	2007	2006	2007	2006

Net income per common share — basic
Net income (millions of dollars)	886	794	3,188	3,044

Weighted average number of common shares outstanding (millions of shares)	909.3	958.4	928.5	975.1

Net income per common share (dollars)	0.97	0.83	3.43	3.12

Net income per common share — diluted
Net income (millions of dollars)	886	794	3,188	3,044

Weighted average number of common shares outstanding (millions of shares)	909.3	958.4	928.5	975.1
Effect of employee stock-based awards (millions of shares)	6.1	4.6	5.8	4.5

Weighted average number of common shares outstanding, assuming dilution (millions of shares)	915.4	963.0	934.3	979.6

Net income per common share (dollars)	0.96	0.83	3.41	3.11
10. Earnings reinvested

			Twelve months
	Fourth quarter		to December 31
millions of dollars	2007	2006	2007	2006

Earnings reinvested at beginning of period	6,815	6,138	6,462	5,466
Cumulative effect of accounting change (2)	—	—	14	—
Net income for the period	886	794	3,188	3,044
Share purchases in excess of stated value	(548)	(394)	(2,269)	(1,737)
Dividends	(82)	(76)	(324)	(311)

Earnings reinvested at end of period	7,071	6,462	7,071	6,462

11. Comprehensive income

			Twelve months
	Fourth quarter		to December 31
millions of dollars	2007	2006	2007	2006

Net income	886	794	3,188	3,044

Minimum pension liability adjustment	—	334	—	334
Post-retirement benefit liability adjustment (excluding amortization)	(59)	—	(87)	—
Amortization of post retirement benefit liability adjustment included in net periodic benefit costs	19	—	72	—

Other comprehensive income (net of income taxes)	(40)	334	(15)	334

Total comprehensive income	846	1,128	3,173	3,378

12. Additional SFAS 158 Adoption Disclosure
In its 2006 Form 10-K financial statements, the company reported the adjustment related to the adoption of Statement of Financial Accounting Standards No. 158 (SFAS 158), “Employers’ Accounting for Defined Benefit Pension and Other Post-retirement Plans, an amendment to FASB Statements No. 87, 88, 106 and 132(R)” as a component of 2006 comprehensive income. Based on further regulatory guidance, this adjustment should have been reported as an adjustment to ending 2006 accumulated other comprehensive income. The amount reported by the company as 2006 comprehensive income (nonowner changes in equity) was $2,891 million. Excluding the negative $487 million SFAS 158 adoption adjustment (which was separately disclosed in the 2006 Form 10-K footnote 6, Employee retirement benefits), the amount would have been $3,378 million. The company will accordingly revise the presentation of 2006 comprehensive income (nonowner changes in equity) in its 2007 Form 10-K financial statements.

IMPERIAL OIL LIMITED

			Twelve months
OPERATING STATISTICS	Fourth quarter		to December 31
(unaudited)	2007	2006	2007	2006

GROSS CRUDE OIL AND NGL PRODUCTION (thousands of barrels a day)
Cold Lake	158	142	154	152
Syncrude	78	76	76	65
Conventional	29	29	29	31

Total crude oil production	265	247	259	248
Natural gas liquids (NGLs) available for sale	14	20	16	24

Total crude oil and NGL production	279	267	275	272

NET CRUDE OIL AND NGL PRODUCTION
(thousands of barrels a day)
Cold Lake	137	123	130	127
Syncrude	67	68	65	58
Conventional	21	21	21	23

Total crude oil production	225	212	216	208
Natural gas liquids (NGLs) available for sale	9	16	12	19

Total crude oil and NGL production	234	228	228	227

COLD LAKE BLEND SALES (thousands of barrels a day)	208	186	200	198
NGL SALES (thousands of barrels a day)	18	33	20	29

NATURAL GAS (millions of cubic feet a day)
Production (gross)	386	529	458	556
Production (net)	345	468	404	496
Sales	334	494	407	513

AVERAGE REALIZATIONS AND PRICES (Canadian dollars)
Conventional crude oil realizations (a barrel)	81.25	60.73	71.70	68.58
NGL realizations (a barrel)	57.80	40.61	47.92	40.75
Natural gas realizations (a thousand cubic feet)	6.33	6.68	6.95	7.24
Par crude oil price at Edmonton (a barrel)	87.51	65.27	77.67	73.75
Heavy crude oil at Hardisty (Bow River, a barrel)	56.60	46.64	53.87	51.90

TOTAL REFINERY THROUGHPUT (thousands of barrels a day)	467	456	442	442
REFINERY CAPACITY UTILIZATION (percent)	93	91	88	88

PETROLEUM PRODUCTS SALES (millions of litres a day)
Gasolines	34.4	33.4	33.1	32.7
Heating, diesel and jet fuels	26.7	26.5	26.0	26.4
Heavy fuel oils	5.8	5.5	5.2	5.1
Lube oils and other products	6.5	7.4	6.9	7.7

Net petroleum products sales	73.4	72.8	71.2	71.9

PETROCHEMICAL SALES (thousands of tonnes a day)	3.1	2.9	3.1	3.0

IMPERIAL OIL LIMITED

			Twelve months
SHARE OWNERSHIP, TRADING AND PERFORMANCE	Fourth quarter		to December 31
(unaudited)	2007	2006	2007	2006

RETURN ON AVERAGE CAPITAL EMPLOYED (a)
(percent)			37.7	35.9

RETURN ON AVERAGE SHAREHOLDERS’ EQUITY
(percent)			41.6	43.5

INTEREST COVERAGE RATIO — EARNINGS BASIS
(times covered)			71.6	66.1

SHARE OWNERSHIP
Outstanding shares (thousands)
Monthly weighted average	909,258	958,378	928,527	975,128
At December 31			903,263	952,988
Number of shareholders
At December 31			13,108	13,561

SHARE PRICES
Toronto Stock Exchange (Canadian dollars)
High	56.26	44.80	56.26	45.20
Low	45.57	34.31	37.40	34.31
Close at December 31			54.62	42.93

American Stock Exchange (U.S. dollars) (b)
High	61.48	38.93	61.48	40.38
Low	46.43	29.99	31.87	29.99
Close at December 31			54.78	36.83

(a)	Return on capital employed is the net income excluding the after-tax cost of financing, divided by the average of beginning and ending capital employed.

(b)	Share price presented is based on consolidated U.S. market data.